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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-31310


                        NYMOX PHARMACEUTICAL CORPORATION

                              Prospectus Supplement
                       (To Prospectus Dated March 9, 2000)

You should read this prospectus supplement and the related prospectus carefully before you invest. Both documents contain information you should consider when making your investment decision.

On September 12, 2000, we issued a drawdown notice to Jaspas Investments Limited in connection with the common stock purchase agreement dated November 1, 1999, evidencing an equity draw down facility between us and Jaspas Investments Limited. This notice offered to sell up to $12,000,000 of our common stock to Jaspas Investments Limited based on the formula in the stock purchase agreement, during the 22 day period beginning on September 12, 2000 and ending on October 11, 2000, but at not less than $3.00 per share. During the 22 days, Jaspas Investments Limited purchased a total of 137,889 shares of our common stock at an average purchase price of $3.6989 per share. These purchases resulted in aggregate proceeds of $500,000 being paid and released from escrow to us by Jaspas Investments Limited. Ladenburg Thalmann & Co. Inc. received $15,000 as a placement fee in connection with this drawdown.

The attached prospectus relates to the resale of shares acquired by Jaspas Investments Limited pursuant to the stock purchase agreement. Because Jaspas Investments may sell some or all of these shares, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of these shares, we cannot estimate the actual amount of shares that they will hold after the completion of the offering. We expect to use the proceeds of this common stock for general operating purposes.

           THE DATE OF THIS PROSPECTUS SUPPLEMENT IS OCTOBER 12, 2000.



Date:  October 12, 2000                   /s/ Paul Averback
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                                              Paul Averback, MD - President